UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/27/2007

Barrier Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50680

DE	22-3828030
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

600 College Road East
Suite 3200
Princeton, NJ 08540
(Address of principal executive offices, including zip code)

609-945-1200
(Registrant’s telephone number, including area code)

Barrier Health Technologies, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On March 27, 2007, Barrier Therapeutics, Inc. (the "Company") announced positive results from its completed Phase 2b dose ranging study for its novel oral antifungal product candidate pramiconazole (previously known as Azoline). Pramiconazole met the primary endpoint of effectively treating tinea (pityriasis) versicolor, a common skin fungal infection characterized by a discolored, scaly, itchy rash primarily on the back, chest and upper arms. In addition, the secondary endpoints of complete cure, mycological cure and investigators' global assessment achieved statistical significance.

The randomized, double-blind, placebo-controlled dose ranging study enrolled 147 patients in six treatment groups. The study results demonstrated a positive linear dose response [p is less than 0.001] for the primary endpoint "effectively treated" at day 28. Effectively treated was defined as significant reduction in disease signs and symptoms, including redness, scaling and itching, and complete mycological cure. Response rates for the primary endpoint ranged from 35% for the lowest dose to 85% for the highest dose as compared to 16% for placebo.

The drug was well-tolerated across all active treatment arms, and there were no reports of drug-related serious adverse events. Detailed results of this Phase 2b dose ranging trial will be presented at a scientific meeting later this year.

Pramiconazole, a novel antifungal agent is being developed by the Company as a potential short course treatment for acute skin and mucosal fungal infections, as well as a potential once weekly treatment for chronic fungal infections such as onychomycosis (nail fungus). In 2005, the Company conducted Phase 2a trials with pramiconazole in tinea pedis (athlete's foot), tinea corporis (ring worm), tinea cruris (jock itch), tinea versicolor and seborrheic dermatitis. A Phase 2a clinical trial in toenail onychomycosis with once a week dosing of pramiconazole is currently ongoing.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Barrier Therapeutics, Inc.

Date: March 28, 2007	By:	/s/ Anne M. VanLent
Anne M. VanLent
Executive Vice President and Chief Financial Officer